EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to incorporation by reference in the registration statements (Nos. 33-44648, 33-44649, 33-44650, 33-44651, 33-44653, 33-53914, 33-53912,
33-53916,  33-86684,  33-97190,  333-01432,   333-28289,  333-28293,  333-28317,
333-28321 and  333-47853) on Form S-8 and (Nos.  33-66126,  33-68302,  33-77380,
33-81378,  33-87890,  33-98764,  333-4053,  333-12685,   333-31121,   333-35577,
333-35851,  333-41973 and  333-42169)  on Forms S-3 or S-4 of Integrated  Health
Services, Inc. of our report dated March 25, 1998, relating to the consolidated balance sheets of Integrated Health Services, Inc. and subsidiaries as of
December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Integrated Health Services, Inc.

     Our report refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred.

                                                           KPMG PEAT MARWICK LLP

Baltimore, Maryland
March 27, 1998